Exhibit 10.21

Fuel Reserve Agreement

This Agreement by and between Global Energy, Inc, a corporation licensed to do business in Ohio with a principal mailing address of 312 Walnut Street, Cincinnati, Ohio 45202 and hereinafter “Global” and Midwest Minerals, Inc., a corporation licensed to do business in the State of Indiana and with a principal mailing address of 19 South Sixth Street, Suite 805, Terre Haute, Indiana 47807 and hereinafter “Midwest” is accepted by the parties this 20th day of January, 2004.

Whereas, Midwest holds title to certain mineral rights on and from the lands identified on Exhibit I, Vigo County, Indiana, and

Whereas, Midwest is offering all and any rights that it has to said tracts identified on Exhibit I for the sole and exclusive purchase by Global, and

Whereas, for good and valuable consideration described herein, Global desires to acquire the rights held by Midwest for its enjoyment, and

Whereas, Midwest and Global do fully agree on the following as conditions, terms and obligations for this Fuel Reserve Agreement,

Witnesseth That,

Section I. Documents/Instruments Conveyed

A. Midwest and Global acknowledge that the signing of this Fuel Reserve Agreement is a final action in the conveyance of the rights, title and interest to the real estate described in the attached Exhibit I and as such, execution of this Fuel Reserve Agreement shall serve as a part of the “Closing” required to facilitate the entire transaction. Further, the parties hereto agree that prior to this “Closing” the following documents have been exchanged between the parties:

1. “Title Documents”- Midwest transferred to Global documents demonstrating evidence of title to the properties listed in Exhibit I. Title documents include copies of deeds, title opinions, assessed valuation documents and property maps.

2. “Geologic Data”- Midwest transferred to Global certain scientific, geologic records and historic data of the coal reserves on the Exhibit II tracts. Specific geologic data were provided in the form of drilling records, maps generated by Midwest, maps generated by third parties, coal analysis data and reports of estimated coal reserves.

3. “Permit Documents”- Midwest conveyed to Global a certificate documenting the issuance of Indiana Mining Permit #S-338 and a letter evidencing the extension of said permit.

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4. “Financial Data”- Global provided to Midwest certain documents demonstrating its sound financial standing and documentation offering evidence of its reasonable expected common share value upon the issuance of a public offering of its stock (IPO) in the first quarter of 2004. Information provided to Midwest includes general financial information available to any stockholder of a publicly traded corporation.

Section II. Representations of the Parties

A. Global represents that it has, and will continue, to take the required, reasonable, necessary and prudent steps for the issuance of a Public Offering of its stock during the first quarter of 2004 or as soon thereafter as practicable and that said stock valuation shall be based upon standards generally accepted by the Security and Exchange Commission and Generally Accepted Accounting Practices (GAPP).

B. Global represents that it has sufficient assets to make the necessary and required payments contemplated by this Fuel Reserve Agreement.

C. Midwest represents to Global that it holds full, complete and valid rights to the coal interest described in Exhibit I and intends to convey any and all rights that it holds or comes to hold as a result of title it has heretofore received to Global subject only to recorded restrictions of easements, rights of way and overriding royalties, if any.

Section III. Rights and Obligations of the Parties

A. Global hereby acknowledges receipt of the aforedescribed “Title Documents”, “Geologic Evidence” and “Permit Documents” and that it has made a thorough and complete review of all information presented to it by Midwest and has, in its sole and independent judgment, assured itself of the validity thereof.

B. Midwest hereby acknowledges receipt of the aforedescribed “Financial Data” from Global documenting the determination of the present and expected value of Global’s common stock and has, in its sole and independent judgment, assured itself of the validity of claims and of Global’s to honor its commitments herein.

Section IV. Purchase Price

A. Global offers to Midwest and Midwest agrees to accept as full and complete compensation for the coal interest and rights to the real estate as indicated on Exhibit I, common stock of Global Energy, Inc. and $3,000,000 cash as good and valued consideration for this Fuel Reserve Agreement. Payment shall be made pursuant to the following schedule:

1.	96,667 shares of Global Energy, Inc. common stock conveyed by Global to Midwest within ten days of the date of execution of this agreement, and

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2.	$50,000 conveyed by Global to Midwest simultaneous to the execution of this Fuel Reserve Agreement.

3.	Subsequent payments shall be made as follows:

a.	At the discretion of Global and prior to 11:59pm on December 31st , 2004, the sum of $300,000, and

b.	Within ninety days after the issuance of a public offering of Global’s common stock (and in no event later than 11:59 pm December 31, 2004) the sum of $2,650,000.

Section V. Real Estate Closing

The parties hereto agree that they will mutually schedule a “closing” for the real estate transaction contemplated by this Fuel Reserve Agreement at which time Midwest will convey to Global certain mineral rights in Fayerte Township, Vigo County, Indiana. Said date of closing shall be established by Global upon serving written notice of its intention to tender the $300,000 payment (Section IV, A3a). At such closing Midwest shall provide, as full consideration of the cash and stock payments it has or will subsequently receive, good and acceptable title of the mineral rights it owns for the full benefit and enjoyment of Global.

Section VI. Refund Provisions

A. Midwest and Global acknowledge that uncertainty exists in all forms of commerce and that the business of Global Energy (i.e., developing new energy sources) is a particularly risky business sector. Further, the parties agree that circumstances beyond the control of either party may make it mutually beneficial to cancel or rescind the terms of this Fuel Reserve Agreement.

In the event that Global is unable for any reason, to make an initial public offering of its commons stock during calendar year 2004 and or fails to make the payments contemplated by Section IV, A, 1-3, above, Midwest shall have the right (but not the obligation) to terminate this Fuel Reserve Agreement by providing its written notice to Global within thirty days. In said event, Midwest shall promptly refund the shares of common stock previously conveyed to it and shall promptly cause any funds heretofore provided by Global to Midwest to be refunded. Midwest shall also have the right to have any sums subject to this refund provision be credited against coal sales (over a cumulative six month basis) against coal provided by an affiliate of Midwest to Wabash River Energy, Ltd.

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Section VII. “Lock Up” Provisions

A.	Midwest acknowledges that compensation it receives in the form of common stock from Global shall be subject to routine, normal and customary “lock up” provisions as required by the underwriters of any Global’s Public Offering and / or as may be required by any regulatory agency regarding the offering.

Section VII. Exhibits

A. The following Exhibits are attached hereto and considered an integral part of this Fuel Reserve Agreement

1.	Exhibit I- list of real estate tracts within Fayette Township, Vigo County, IN to be conveyed pursuant to this Fuel Reserve Agreement.
2.	Exhibit II- List of real estate tracts within Fayette Township, Vigo County, IN together with tonnage of coal reserve on each tract.

Section IX. Addresses for Service

Any service required under the terms of this Fuel Reserve Agreement shall be as follows:

To:	Global Energy, Inc.	To:	Midwest Minerals, Inc.
	Harry H. Graves		Charles B. Lee
	President		President
	Suite 2650		Suite 805
	312 Walnut Street		19 S. 6th Street
	Cincinnati, OH 45202		Terre Haute, IN 47807

Section X. Corporate Authority

A. Those executing this agreement represent and warrant that they have the necessary corporate authorities to fully execute the individual and entire provisions of this Fuel Reserve Agreement.

Section XI. Controlling Jurisdiction

A. This contract shall be controlled by the laws of the State of Indiana.

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Section XII. Confidentiality

A. Global and Midwest agree that prior to the execution of this Fuel Reserve Agreement. subsequent to the signing of this document and until “Closing”, each party will or may become aware of information, documents, records, business plans and / or other information that could, if made public or otherwise disclosed to third parties, do harm to one or both of the parties. Therefore, Global and Midwest agree that their employees, agents and representatives shall be informed as to the confidential and proprietary nature of all aspects of this transaction and shall take, or require others to take, reasonable and prudent methods to avoid disclosure of any and all facts relative to the contemplated transaction and the assets offered as consideration.

Section XIII. Primacy

This Fuel Reserve Agreement shall replace and supercede any and all other agreements, documents, outlines, memos, notes or other written documents by and between the parties relating to the conveyance of property rights by Midwest to Global.

Pursuant to the terms, conditions, obligations and rights as herein described and for good and valuable consideration conveyed, this Fuel Reserve Agreement is executed by and between Global Energy, Inc. and Midwest Minerals, Inc., this 20th day of January, 2004..

For: Global Energy, Inc.	For: Midwest Minerals, Inc.

/s/ H. H. Graves	/s/ Charles B. Lee
Harry H. Graves	Charles B. Lee
President	President

1/20/04	1/20/04
Date	Date

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